UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On October 14, 2014, The McClatchy Company (the “Company”) announced an asset sale repurchase offer (the “Offer”) of $406 million aggregate principal amount (the “Maximum Tender Amount”) of its 9.00% Senior Secured Notes due 2022 (the “Notes”) at par. The Offer is required pursuant to Section 3.7 of the Indenture, dated December 18, 2012, among the Company, the subsidiary guarantor parties named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), as a result of the sale of the Company’s membership interests in Classified Ventures, LLC to Gannett Co., Inc. completed on October 1, 2014 (the “Sale”). As of October 14, 2014, the Notes had traded at premium prices ranging between $111.00 and $112.50.

Upon completion of the Offer, the Company reserves the right to use any proceeds from the Sale not used to repurchase the Notes in the Offer to purchase the Notes in the open market, in privately negotiated transactions, to redeem the Notes pursuant to the terms of the Indenture or otherwise. Any future purchases by the Company will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company will choose to pursue in the future. Any funds not used by the Company in the Offer will be available for use for the Company’s general corporate purposes. Additionally, if less than the Maximum Tender Amount of the Notes is required to be purchased in the Offer, the Company will be permitted by the terms of the Indenture to use any excess amount for any purpose not otherwise prohibited by the Indenture, including acquisitions, investments, funding of operations and payment or repayment of other indebtedness or liabilities not prohibited by the Indenture.

A copy of the press release announcing the Offer is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated October 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

October 16, 2014	The McClatchy Company

/s/ R. Elaine Lintecum
	By:	R. Elaine Lintecum
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 14, 2014